Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Prices Public Offering of Common Stock

PARSIPPANY, N.J., April 12, 2012 — Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a price of $9.75 per share to the public. All of the shares are being sold by Pacira. The gross proceeds to Pacira from this offering are expected to be approximately $58.5 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by Pacira. The offering is expected to close on or about April 17, 2012, subject to the satisfaction of customary closing conditions.

Jefferies & Company, Inc. and Barclays Capital Inc. are acting as joint book-running managers for the offering. Piper Jaffray & Co., Wedbush PacGrow Life Sciences and Brean Murray, Carret & Co. are acting as co-managers for the offering. Pacira has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. The offering is being made by means of a prospectus and related prospectus supplement, which have been filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, at 520 Madison Avenue, 12th Floor, New York, NY 10022, or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com or from Barclays Capital Inc., c/o Broadridge Financial Solutions, at 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Pacira

Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL®

(bupivacaine liposome injectable suspension), was approved for administration into the surgical site to produce postsurgical analgesia by the U.S. Food and Drug Administration in October 2011. EXPAREL and two other commercially available products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to our expectations regarding the completion of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed public offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, Pacira and our business are discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, in other filings that we periodically make with the SEC and in the prospectus supplement related to the proposed offering filed with the SEC on or about the date hereof. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SOURCE: Pacira Pharmaceuticals, Inc.

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, 973-254-3570

or

Investor Contact:

Pure Communications Inc.

Dan Budwick, 973-271-6085